EXHIBIT 99.1
Greif, Inc. Reports Second Quarter 2009 Results

•	Net sales decreased 29 percent (20 percent excluding the impact of foreign currency translation) to $647.9 million in the second quarter of 2009 from $918.0 million in the second quarter of 2008.

•
Net income before special items, as defined below, was $30.6 million ($0.53 per diluted Class A share) in the second quarter of 2009 compared to $54.3 million ($0.92 per diluted Class A share) in the second quarter of 2008.  GAAP net income was $12.1 million ($0.21 per diluted Class A share) and $48.7 million ($0.82 per diluted Class A share) in the second quarter of 2009 and 2008, respectively.

DELAWARE, Ohio (June 3, 2009) – Greif, Inc. (NYSE: GEF, GEF.B), a global leader in industrial packaging products and services, today announced results for its second fiscal quarter, which ended April 30, 2009.

Michael J. Gasser, chairman and chief executive officer, said, “The sharp global economic downturn that began last fall impacted our results for the second quarter of 2009.  We continue to respond by aggressively implementing plans through the Greif Business System and specific contingency actions to offset a significant portion of the impact resulting from these weak market conditions.  We anticipate that at least $100 million in annual savings will be realized from these actions in fiscal 2009.  We are encouraged that there were increased signs of improvement in our markets as we exited the quarter.”

Mr. Gasser continued, “Consistent with our growth strategy, we are also pursuing opportunities to further strengthen our business through acquisitions, which included two small tuck-in industrial packaging acquisitions in the second quarter of 2009.  We anticipate there will be additional opportunities to execute our disciplined growth strategy.”

Special Items and GAAP to Non-GAAP Reconciliations

Special items are as follows: (i) for the second quarter of 2009, restructuring charges of $20.3 million ($13.0 million net of tax), restructuring-related inventory charges of $7.5 million ($5.0 million net of tax) and debt extinguishment charges of $0.8 million ($0.5 million net of tax); and (ii) for second quarter of 2008, restructuring charges of $7.3 million ($5.7 million net of tax) and gain on timberland disposals, net of $0.1 million ($0.1 million net of tax).  Reconciliations of the differences between all non-GAAP financial measures used in this release with the most directly comparable GAAP financial measures are included in the financial schedules that are a part of this release.

Consolidated Results

Net sales decreased 29 percent (20 percent excluding the impact of foreign currency translation) to $647.9 million in the second quarter of 2009 compared to $918.0 million in the second quarter of 2008.  The $270.1 million decline was due to Industrial Packaging ($220.9 million), Paper Packaging ($45.3 million) and Timber ($3.9 million). The 20 percent constant-currency decrease was due to lower sales volumes across all product lines.

Operating profit before special items was $58.1 million for the second quarter of 2009 compared to $88.7 million for the second quarter of 2008.  An increase in Paper Packaging ($0.9 million) was more than offset by lower results for Industrial Packaging ($23.5 million) and Timber ($8.0 million) compared to the same period last year.  The Company continues to implement previously announced incremental Greif Business System (GBS) and accelerated GBS initiatives and specific contingency actions.  GAAP operating profit was $30.3 million and $81.5 million in the second quarter of 2009 and 2008, respectively.

Net income before special items was $30.6 million for the second quarter of 2009 compared to $54.3 million for the second quarter of 2008.  Diluted earnings per share before special items were $0.53 compared to $0.92 per Class A share and $0.79 compared to $1.40 per Class B share for the second quarter of 2009 and 2008, respectively. The Company had GAAP net income of $12.1 million, or $0.21 per diluted Class A share and $0.31 per diluted Class B share, in the second quarter of 2009 compared to GAAP net income of $48.7 million, or $0.82 per diluted Class A share and $1.25 per diluted Class B share, in the second quarter of 2008.

Business Group Results

Industrial Packaging net sales decreased 30 percent (19 percent excluding the impact of foreign currency translation) to $527.1 million in the second quarter of 2009 from $748.0 million in the second quarter of 2008, primarily due to lower activity levels compared to the same quarter of the previous year.  Operating profit before special items decreased to $40.7 million in the second quarter of 2009 from $64.2 million in the second quarter of 2008.  The $23.5 million decrease was due to lower net sales, significantly offset by lower raw material costs and related last-in, first-out (LIFO) benefits.  In addition, this segment continues to benefit from GBS and specific contingency initiatives.  GAAP operating profit was $13.6 million and $57.9 million in the second quarter of 2009 and 2008, respectively.

Paper Packaging net sales were $118.1 million in the second quarter of 2009 compared to $163.4 million in the second quarter of 2008.  This decrease was primarily due to lower activity levels compared to the same quarter of the previous year, partially offset by higher containerboard selling prices implemented in the fourth quarter of 2008. Operating profit before special items increased to $15.0 million in the second quarter of 2009 from $14.1 million in the second quarter of 2008.  The $0.9 million increase was primarily due to lower raw material costs, especially old corrugated containers, and related LIFO benefits.  Also, labor, transportation and energy costs were lower as compared to the same quarter of the previous year.  In addition, this segment continues to benefit from GBS and specific contingency initiatives.  GAAP operating profit was $14.3 million and $13.2 million in the second quarter of 2009 and 2008, respectively.

Timber net sales were $2.7 million and $6.6 million in the second quarter of 2009 and 2008, respectively.  Operating profit before special items was $2.4 million in the second quarter of 2009 compared to $10.4 million in the second quarter of 2008.  Included in these amounts were profits from the sale of special use properties (e.g., surplus, higher and better use, and development properties) of $1.3 million in the second quarter of 2009 and $9.5 million in the second quarter of 2008, which included a single large land sale.  GAAP operating profit was $2.4 million and $10.4 million in the second quarter of 2009 and 2008, respectively.

Other Financial Information

The Company’s effective tax rate was 32.9 percent during the second quarter of 2009 compared to 22.9 percent for the same period last year.  The higher effective tax rate resulted from an increase in the proportion of earnings in the United States relative to outside the United States.

Capital expenditures were $26.7 million, excluding timberland purchases of $0.2 million, for the second quarter of 2009 compared with capital expenditures of $40.0 million, excluding timberland purchases of $0.8 million, for the second quarter of 2008. Fiscal 2009 capital expenditures, excluding timberland purchases, are expected to be approximately $85 million, which is approximately $25 million below anticipated depreciation, depletion and amortization expense for the year.

On June 2, 2009, the Board of Directors declared quarterly cash dividends of $0.38 per share of Class A Common Stock and $0.57 per share of Class B Common Stock. These dividends are payable on July 1, 2009 to stockholders of record at close of business on June 19, 2009.

Senior Secured Credit Facilities

In the second quarter of 2009, the Company closed on its $700 million senior secured credit facilities co-arranged by Banc of America Securities LLC and J.P. Morgan Securities Inc. The new facilities replaced an existing $450 million revolving credit facility that was scheduled to mature in March 2010.  The new credit agreement provides for a $500 million revolving credit facility and a $200 million term loan, which both mature in February 2012.

Greif Business System (GBS) and Accelerated Initiatives

In December 2008, the Company announced specific plans to address the adverse impact resulting from the sharp decline in its businesses due to the global economy, which began in the Company’s fourth quarter of 2008.  Management is aggressively implementing those plans that include the following initiatives:

•	During fiscal 2009, incremental GBS savings are expected to be approximately $50 million primarily through the Company’s Operational Excellence and Global Sourcing initiatives.

•
Accelerated GBS and contingency initiatives are also being implemented that include continuation of active portfolio management, further administrative excellence activities, a hiring and salary freeze, and curtailed discretionary spending.  These actions are expected to result in an additional $50 million of savings during fiscal 2009.

The incremental GBS, accelerated GBS and contingency initiatives are ahead of schedule and are expected to capture at least $100 million in annual savings in fiscal 2009.

As a result of the incremental GBS, accelerated GBS and contingency initiatives, the Company is expecting to record restructuring charges of approximately $70 million during fiscal 2009.  During the second quarter of 2009, the Company recorded $20.3 million of restructuring charges, including $11.2 million of employee separation costs, $6.7 million of asset impairments and $2.4 million of other costs, and $7.5 million of restructuring-related inventory charges.

The restructuring and other cost reduction activities resulted in the closure of 3 facilities in the second quarter of 2009 and 13 facilities for the year-to-date period, including the elimination of certain operating and administrative positions throughout the Company’s global operations.  There were 678 positions eliminated in the second quarter of 2009, increasing the total number to 2,053 in fiscal 2009.

Company Outlook

The Company is encouraged by additional signs of improvement, which are consistent with expectations for its full fiscal year.  As such, the Company reaffirms its earnings guidance before special items of $3.25 to $3.75 per Class A share for fiscal 2009.

Conference Call

The Company will host a conference call to discuss the second quarter of 2009 results on June 4, 2009, at 10 a.m. Eastern Time (ET). To participate, domestic callers should call 877-485-3107 and ask for the Greif conference call. The number for international callers is +1 201-689-8427.  Phone lines will open at 9:50 a.m. ET. The conference call will also be available through a live webcast, including slides, which can be accessed at www.greif.com. A replay of the conference call will be available on the Company’s website approximately one hour following the call.

About Greif

Greif is a world leader in industrial packaging products and services. The Company produces steel, plastic, fibre, corrugated and multiwall containers, packaging accessories and containerboard, and provides blending and packaging services for a wide range of industries.  Greif also manages timber properties in North America.  The Company is strategically positioned in more than 45 countries to serve global as well as regional customers.  Additional information is on the Company's website at www.greif.com.

Forward-Looking Statements

All statements other than statements of historical facts included in this news release, including, without limitation, statements regarding the Company’s future financial position, business strategy, budgets, projected costs, goals and plans and objectives of management for future operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "project," "believe," "continue," “on track” or “target” or the negative thereof or variations thereon or similar terminology. All forward-looking statements made in this news release are based on information currently available to management.  Although the Company believes that the expectations reflected in forward-looking statements have a reasonable basis, the Company can give no assurance that these expectations will prove to be correct. Forward-looking statements are subject to risks and uncertainties that could cause actual events or results to differ materially from those expressed in or implied by the statements. Such risks and uncertainties that might cause a difference include, but are not limited to: general economic and business conditions, including a prolonged or substantial economic downturn; the availability of the credit markets to our customers and suppliers, as well as the Company; changing trends and demands in the industries in which the Company competes, including industry over-capacity; industry competition; the continuing consolidation of the Company’s customer base for its industrial packaging, containerboard and corrugated products; political instability in those foreign countries where the Company manufactures and sells its products; foreign currency fluctuations and devaluations; availability and costs of raw materials for the manufacture of the Company’s products, particularly steel, resin and old corrugated containers; price fluctuations in energy costs; costs associated with litigation or claims against the Company pertaining to environmental, safety and health, product liability and other matters; work stoppages and other labor relations matters; property loss resulting from wars, acts of terrorism or natural disasters; the Company’s ability to integrate its newly acquired operations effectively with its existing business; the Company’s ability to achieve improved operating efficiencies and capabilities; the Company’s ability to effectively embed and realize improvements from the Greif Business System; the frequency and volume of sales of the Company’s timber, timberland and special use timberland; and the deviation of actual results from the estimates and/or assumptions used by the Company in the application of its significant accounting policies. These and other risks and uncertainties that could materially affect the Company’s consolidated financial results are further discussed in its filings with the Securities and Exchange Commission, including its Form 10-K for the year ended Oct. 31, 2008. The Company assumes no obligation to update any forward-looking statements.

GREIF, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF INCOME
UNAUDITED
(Dollars and shares in millions, except per share amounts)

	Three months ended April 30,		Six months ended April 30,
	2009	2008	2009	2008

Net sales	$647.9	$918.0	$1,314.1	$1,764.3
Cost of products sold	533.8	758.8	1,099.5	1,456.8
Gross profit	114.1	159.2	214.6	307.5

Selling, general and administrative expenses	65.7	83.4	124.1	163.9
Restructuring charges	20.3	7.3	47.5	17.8
Asset disposals, net	2.2	13.0	4.6	49.9
Operating profit	30.3	81.5	47.6	175.7

Interest expense, net	13.4	13.3	25.6	25.1
Debt extinguishment charges	0.8	--	0.8	--
Other income (expense), net	2.0	(3.8)	0.2	(7.1)
Income before income tax expense and equity earnings and minority interests	18.1	64.4	21.4	143.5

Income tax expense	6.0	14.7	6.9	33.5
Equity earnings and minority interests	--	(1.0)	(1.1)	(0.7)
Net income	$12.1	$48.7	$13.4	$109.3

Basic earnings per share:
Class A Common Stock	$0.21	$0.84	$0.24	$1.88
Class B Common Stock	$0.31	$1.25	$0.34	$2.81

Diluted earnings per share:
Class A Common Stock	$0.21	$0.82	$0.24	$1.85
Class B Common Stock	$0.31	$1.25	$0.34	$2.81

Earnings per share were calculated using the following number of shares:

Basic earnings per share:
Class A Common Stock	24.4	23.9	24.2	23.9
Class B Common Stock	22.5	22.9	22.5	22.9

Diluted earnings per share:
Class A Common Stock	24.6	24.4	24.5	24.4
Class B Common Stock	22.5	22.9	22.5	22.9

GREIF, INC. AND SUBSIDIARY COMPANIES
GAAP TO NON-GAAP RECONCILIATION
CONSOLIDATED STATEMENTS OF INCOME
UNAUDITED
(Dollars in millions, except per share amounts)

	Three months ended April 30, 2009			Three months ended April 30, 2008
		Diluted per share amounts			Diluted per share amounts
		Class A	Class B		Class A	Class B

GAAP – operating profit	$30.3			$81.5
Restructuring charges	20.3			7.3
Restructuring-related inventory charges	7.5			--
Timberland disposals, net	--			(0.1)
Non-GAAP – operating profit before restructuring charges, restructuring-related inventory charges and timberland disposals, net	$58.1			$88.7

GAAP – net income	$12.1	$0.21	$0.31	$48.7	$0.82	$1.25
Restructuring charges, net of tax	13.0	0.24	0.34	5.7	0.10	0.15
Restructuring-related inventory charges, net of tax	5.0	0.08	0.13	--	--	--
Debt extinguishment charges, net of tax	0.5	--	0.01	--	--	--
Timberland disposals, net of tax	--	--	--	(0.1)	--	--
Non-GAAP – net income before restructuring charges, restructuring-related inventory charges, debt extinguishment charges and timberland disposals, net	$30.6	$0.53	$0.79	$54.3	$0.92	$1.40
	Six months ended April 30, 2009			Six months ended April 30, 2008
		Diluted per share amounts			Diluted per share amounts
		Class A	Class B		Class A	Class B

GAAP – operating profit	$47.6			$175.7
Restructuring charges	47.5			17.8
Restructuring-related inventory charges	9.3			--
Timberland disposals, net	--			(0.2)
Non-GAAP – operating profit before restructuring charges, restructuring-related inventory charges and timberland disposals, net	$104.4			$193.3

GAAP – net income	$13.4	$0.24	$0.34	$109.3	$1.85	$2.81
Restructuring charges, net of tax	32.1	0.56	0.84	13.7	0.23	0.35
Restructuring-related inventory charges, net of tax	6.3	0.11	0.16	--	--	--
Debt extinguishment charges, net of tax	0.5	--	0.01	--	--	--
Timberland disposals, net of tax	--	--	--	(0.1)	--	--
Non-GAAP – net income before restructuring charges, restructuring-related inventory charges, debt extinguishment charges and timberland disposals, net	$52.3	$0.91	$1.35	$122.9	$2.08	$3.16

GREIF, INC. AND SUBSIDIARY COMPANIES
SEGMENT DATA
UNAUDITED
(Dollars in millions)

	Three months ended April 30,		Six months ended April 30,
	2009	2008	2009	2008

Net sales
Industrial Packaging	$527.1	$748.0	$1,056.6	$1,419.3
Paper Packaging	118.1	163.4	248.4	332.2
Timber	2.7	6.6	9.1	12.8
Total	$647.9	$918.0	$1,314.1	$1,764.3

Operating profit
Operating profit before restructuring charges, restructuring-related inventory charges and timberland disposals, net:
Industrial Packaging	$40.7	$64.2	$63.1	$142.2
Paper Packaging	15.0	14.1	35.7	34.5
Timber	2.4	10.4	5.6	16.6
Operating profit before restructuring charges, restructuring-related inventory charges and timberland disposals, net	58.1	88.7	104.4	193.3
Restructuring charges:
Industrial Packaging	19.6	6.3	44.7	15.8
Paper Packaging	0.7	0.9	2.6	1.9
Timber	--	0.1	0.2	0.1
Restructuring charges	20.3	7.3	47.5	17.8
Restructuring-related inventory charges:
Industrial Packaging	7.5	--	9.3	--
Timberland disposals, net:
Timber	--	0.1	--	0.2
Total	$30.3	$81.5	$47.6	$175.7

Depreciation, depletion and amortization expense
Industrial Packaging	$17.6	$18.3	$35.0	$36.0
Paper Packaging	6.6	7.3	13.4	13.1
Timber	0.1	1.2	1.1	3.5
Total	$24.3	$26.8	$49.5	$52.6

GREIF, INC. AND SUBSIDIARY COMPANIES
GEOGRAPHIC DATA
UNAUDITED
(Dollars in millions)

	Three months ended April 30,		Six months ended April 30,
	2009	2008	2009	2008

Net sales
North America	$361.4	$475.8	$755.3	$925.8
Europe, Middle East and Africa	192.4	324.9	374.7	607.1
Other	94.1	117.3	184.1	231.4
Total	$647.9	$918.0	$1,314.1	$1,764.3

Operating profit
Operating profit before restructuring charges, restructuring-related inventory charges and timberland disposals, net:
North America	$43.9	$44.8	$97.7	$80.8
Europe, Middle East and Africa	12.9	35.1	13.3	56.3
Other	1.3	8.8	(6.6)	56.2
Operating profit before restructuring charges and timberland disposals, net	58.1	88.7	104.4	193.3
Restructuring charges	20.3	7.3	47.5	17.8
Restructuring-related inventory charges	7.5	--	9.3	--
Timberland disposals, net	--	0.1	--	0.2
Total	$30.3	$81.5	$47.6	$175.7

GREIF, INC. AND SUBSIDIARY COMPANIES
GAAP TO NON-GAAP RECONCILIATION
SEGMENT DATA
UNAUDITED
(Dollars in millions)

	Three months ended April 30,		Six months ended April 30,
	2009	2008	2009	2008

Industrial Packaging
GAAP – operating profit	$13.6	$57.9	$9.1	$126.4
Restructuring charges	19.6	6.3	44.7	15.8
Restructuring-related inventory charges	7.5	--	9.3	--
Non-GAAP – operating profit before restructuring charges and restructuring-related inventory charges	$40.7	$64.2	$63.1	$142.2

Paper Packaging
GAAP – operating profit	$14.3	$13.2	$33.1	$32.6
Restructuring charges	0.7	0.9	2.6	1.9
Non-GAAP – operating profit before restructuring charges	$15.0	$14.1	$35.7	$34.5

Timber
GAAP – operating profit	$2.4	$10.4	$5.4	$16.7
Restructuring charges	--	0.1	0.2	0.1
Timberland disposals, net	--	(0.1)	--	(0.2)
Non-GAAP – operating profit before restructuring charges and timberland disposals, net	$2.4	$10.4	$5.6	$16.6

GREIF, INC. AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED
(Dollars in millions)

	April 30, 2009	October 31, 2008

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$66.8	$77.6
Trade accounts receivable	309.3	392.5
Inventories	244.1	304.0
Other current assets	135.5	148.5
	755.7	922.6

LONG-TERM ASSETS
Goodwill	531.6	513.0
Intangible assets	102.6	104.4
Assets held by special purpose entities	50.9	50.9
Other long-term assets	98.0	88.6
	783.1	756.9

PROPERTIES, PLANTS AND EQUIPMENT	1,049.7	1,066.4

	$2,588.5	$2,745.9

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$178.8	$384.6
Short-term borrowings	57.9	44.3
Other current liabilities	152.2	242.9
	388.9	671.8

LONG-TERM LIABILITIES
Long-term debt	828.2	673.2
Liabilities held by special purpose entities	43.2	43.3
Other long-term liabilities	322.2	298.1
	1,193.6	1,014.6

MINORITY INTEREST	4.8	3.7

SHAREHOLDERS’ EQUITY	1,001.2	1,055.8

	$2,588.5	$2,745.9